UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2013

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois (Address of principal executive offices)	60602 (Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2013, Morningstar, Inc. announced that Stéphane Biehler, 45, will join Morningstar as chief financial officer upon completion of the merger between NYSE Euronext and IntercontinentalExchange, which is targeted for November 4, 2013.

Stéphane has served as chief accounting officer and corporate controller for NYSE Euronext, a global operator of financial markets, since 2007.  Stéphane worked for Archipelago Holdings as corporate controller from 2004 to 2006 and joined NYSE Group in 2006 as corporate controller when the firms merged.

Stéphane will receive an annual base salary of $350,000.  Stéphane is eligible to receive an annual bonus targeted at $350,000, which will be pro-rated for 2013 as of his start date.  Stéphane will receive two grants of restricted stock units in connection with the commencement of his employment, each of which will have a value of $500,000.  The first of these grants will vest in full on the first anniversary of the grant date and the second will vest in four equal annual installments beginning on the second anniversary of the grant date.  In addition, in 2014, we expect Stéphane will receive, as part of our regular annual grant cycle, an equity grant with a value of $350,000, which will vest in four equal annual installments beginning on the first anniversary of the grant date.  Stéphane will relocate to Chicago and will receive relocation benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: October 17, 2013	By:	/s/ Richard E. Robbins
	Name:	Richard E. Robbins
	Title:	General Counsel and Corporate Secretary